EXHIBIT 10.5

CHOICEONE BANK

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is made effective as of the 7th day of May 2026 (the “Effective Date”), by and between Kelly Potes, an individual (“Executive”), and ChoiceOne Bank, a Michigan banking corporation located in Sparta, MI (the “Bank”).

RECITALS

A.
The Executive is a valued employee of the Bank.
B.
The Bank desires to retain the Executive as an employee of the Bank.
C.
The Bank desires to make available to the Executive the opportunity to earn certain supplemental retirement benefits, and the Executive desires to enter into an arrangement for such supplemental retirement benefits.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, agree as follows:

1.
Supplemental Retirement Benefits. The Bank hereby establishes an unfunded supplemental retirement plan for the benefit of the Executive, the benefits under which shall be paid from the general assets of the Bank. The Bank and the Executive agree that this Agreement is intended to establish an unfunded arrangement for the purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is maintained by the Bank primarily for the purpose of providing certain deferred compensation benefits to the Executive as a member of a select group of management or highly compensated employees (as described in Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA) of the Bank. Benefits payable under this Agreement shall be an unsecured liability of the Bank to the Executive, shall not be a deposit or insured by the Federal Deposit Insurance Corporation, do not constitute a trust account or any other special obligation of the Bank, and do not have priority of payment over any other general obligation of the Bank.
2.
Payment of Benefits. Subject to any applicable delay required for payment to a specified employee as described in Section 10, benefits shall be paid at the time set forth below.
(a)
Full Benefit. If the Executive remains employed by the Bank or any of its affiliates through the Full Vesting Date (as defined in Exhibit A hereto), then, commencing upon the Payment Commencement Date (as defined in Exhibit A hereto), the Bank shall pay to the Executive the Full Benefit (as defined in Exhibit A hereto) annually for ten (10) years, payable in substantially equal monthly installments beginning on the Payment Commencement Date and continuing on the first business day of each month thereafter for a total of one hundred twenty (120) months.

For purposes of this Agreement, the phrase “Separation from Service” (or any form thereof) shall have the meaning set forth in Section 409A of the Code (“Section 409A”) and Treasury Regulation Section 1.409A-1(h)(1), including the default presumptions thereunder.

(b)
Early Termination. If the Executive experiences a Separation from Service with the Bank and its affiliates because he voluntarily resigns from employment with the Bank and its affiliates for any reason before the Full Vesting Date, or the Bank discharges him for any reason other than For Cause before the Full Vesting Date, the Bank shall pay to the Executive the Limited Benefit (as defined below) annually for ten (10) years, payable in substantially equal monthly installments beginning on the Payment Commencement Date and continuing on the first business day of each month thereafter for a total of one hundred twenty (120) months. For purposes of this Agreement, the “Limited Benefit” shall be the amount set forth on Exhibit A corresponding to the year in which the Executive incurs a Separation from Service.

(c)
Discharge For Cause. Notwithstanding any other provision of this Agreement to the contrary, if the Executive experiences a Separation from Service due to termination by the Bank or any of its affiliates For Cause, then the Executive shall not be entitled to any benefits under this Agreement, and this Agreement shall be immediately terminated by the Bank without any liability whatsoever. For purposes of this Agreement, “For Cause” means a termination for Cause as defined in the employment, change in control or severance agreement between the Executive and the Bank or any of its affiliates or any successor that agreement.

The obligation of the Bank to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety (90) days), while the Board of Directors of the Bank seeks to determine whether the Executive would have been discharged For Cause even though the Executive may have previously retired, resigned, or been discharged other than For Cause. If during such period the Board of Directors of the Bank determines that the Executive would have been discharged For Cause, this subsection (c) shall be applicable as if the Executive had been discharged For Cause.

(d)
Death of the Executive.
(i)
If the Executive dies prior to the Payment Commencement Date, and that certain Split-Dollar Agreement dated May 7, 2026 (the “Split Dollar Agreement”) is then in effect, then the Bank shall pay no benefits under this Agreement and all benefits described in this Agreement shall be deemed forfeited. If the Split-Dollar Agreement is not in effect on the date the Executive dies, then Section 2(d)(ii) through Section 2(d)(v) apply.
(ii)
If the Executive dies while employed by the Bank or any of its affiliates but prior to the Payment Commencement Date, then the Executive’s Beneficiary (as defined below) shall be entitled to receive a lump sum that is the Actuarial Equivalent (as defined in Section 11 below) of the value of the following death benefit: (A) if the Executive had reached his Full Vesting Date as of the date of his death, the Full Benefit; or (B) if the Executive had not reached his Full Vesting Date as of the date of his death, the Limited Benefit determined as of the date of the Executive’s death. Such death benefit shall be paid to the Beneficiary in a lump sum on the first day of the second month following the Executive’s death.
(iii)
If the Executive dies after Separating from Service with the Bank and its affiliates but prior to the Payment Commencement Date, then the Executive’s Beneficiary shall be entitled to receive a lump sum that is the Actuarial Equivalent of the value of the death benefit in the same amount (i.e., Full Benefit or Limited Benefit, as applicable) that would have been paid to the Executive had the Executive survived. Such death benefit shall be paid to the Beneficiary in a lump sum on the first day of the second month following the Executive’s death.
(iv)
If the Executive dies after the Payment Commencement Date, then the Bank shall pay a lump sum that is the Actuarial Equivalent of the value of the remaining payments to the Executive’s Beneficiary on the first day of the second month following the Executive’s death.
(v)
For purposes of this Agreement, “Beneficiary” means the beneficiary designated by the Executive on Exhibit B hereto or, if none, the Executive’s estate.
(e)
Benefits Mutually Exclusive. Under no circumstances will the Executive or, if applicable, his Beneficiary become entitled to more than one benefit under this Section 2.
(f)
Disputed Payments. In the event of a dispute between the Executive and the Bank as to whether benefits are payable to the Executive or as to the amount thereof, or any other failure thereof, payment shall be treated as being made on the designated payment date if such payment is made in accordance with Treasury Regulation Section 1.409A-3(g) (or any successor provision).

3.
Claims and Appeals Procedures.
(a)
This Section 3 sets forth procedures pertaining to claims for benefits under this Agreement by the Executive or any Beneficiary (the “claimant”).
(b)
Claims for Benefits. All claims for benefits under this Agreement shall be in writing and submitted to the Board of Directors of the Bank or its duly authorized designee (the “Claims Administrator”). A claimant shall not participate in a decision concerning the claimant’s benefits. If a claimant is denied a claim for benefits under this Agreement, the Claims Administrator shall provide to the claimant written notice of the denial within ninety (90) days after the Claims Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period. The written extension notice shall indicate the special circumstances requiring an extension of time and the date by which the benefit determination can be expected. In no event shall the extension exceed a period of ninety (90) days from the end of such initial period.
(c)
Contents of Notice of Denial. If the claimant is denied a claim for benefits under this Agreement, the written notice of the denial provided by the Claims Administrator to the claimant shall set forth:
(i)
the specific reasons for the denial;
(ii)
specific references to the pertinent provisions of this Agreement on which the denial is based;
(iii)
a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(iv)
an explanation of this Agreement’s claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
(d)
Right to Review. After receiving written notice of the denial of a claim, a claimant or the claimant’s representative shall be entitled to:
(i)
request a full and fair review of the denial of the claim by written application to the Claims Administrator;
(ii)
request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;
(iii)
submit written comments, documents, records, and other information relating to the denied claim to the Claims Administrator; and
(iv)
a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(e)
Application for Review. If a claimant wishes to request a review of the decision denying the claimant’s claim to benefits under this Agreement, then the claimant must submit the written application to the Claims Administrator within sixty (60) days after receiving written notice of the denial.
(f)
Decision on Review. No later than sixty (60) days following the receipt of the written application for review, the Claims Administrator shall submit its decision on the review in writing to the claimant involved and to the claimant’s representative, if any, unless the Claims Administrator determines that special circumstances require an extension of time. In the event of any such extension, the Claims Administrator shall submit its decision no later than one hundred twenty (120) days after the date of receipt of the written application for review. If the Claims Administrator determines that the extension of time is required, then the Claims Administrator shall furnish to the claimant written notice of the extension before the expiration of the initial sixty

(60) day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render its decision on review. In the case of a decision adverse to the claimant, the Claims Administrator shall provide to the claimant written notice of the denial, which shall include:
(i)
the specific reasons for the decision;
(ii)
specific references to the pertinent provisions of this Agreement on which the decision is based;
(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(iv)
an explanation of this Agreement’s claims review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review.

The decision upon review shall be final.

(g)
Interpretation by Claims Administrator. The Claims Administrator has the sole discretionary authority to determine all interpretative issues arising under this Agreement, and the interpretations of the Claims Administrator shall be final and binding upon the Executive or any other party claiming benefits under this Agreement; provided, however, following a Change in Control interpretations or determinations of the Claims Administrator shall not be entitled to deference or be final and binding upon the Executive in the event of any claim, appeal, action or proceeding related to this Agreement.
4.
Funding by the Bank.
(a)
The general corporate funds of the Bank are the basis of payment of benefits under this Agreement. The Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement. The Executive shall be and remain an unsecured general creditor of the Bank with respect to the Bank’s obligations hereunder. The Executive shall have no property interest in the assets of the Bank or any other rights with respect thereto.
(b)
Notwithstanding anything herein to the contrary, the Bank has no obligation whatsoever to purchase or maintain a life insurance policy with respect to the Executive or otherwise. If the Bank determines in its sole discretion to purchase a life insurance policy referable to the life of the Executive, neither the Executive nor the Executive’s Beneficiary shall have any legal or equitable ownership interest in, or lien on, such policy or any other specific funding or any other investment or asset of the Bank. The Bank, in its sole discretion, may determine the exact nature and method of funding (if any) of the Bank’s obligations under this Agreement. If the Bank elects to fund its obligations under this Agreement, in whole or in part, through the purchase of a life insurance policy, mutual funds, disability policy, annuity, or other security, the Bank reserves the right, in its sole discretion, to terminate such method of funding at any time, in whole or in part.
(c)
If the Bank, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of the Executive, the Executive shall assist the Bank in obtaining such insurance policy by, from time to time and promptly upon the request of the Bank, supplying any information necessary to obtain such policy and submitting to any physical examinations required therefor. The Bank shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement, unless otherwise expressly agreed.
5.
Change in Control.
(a)
For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following:

(i)
the date any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or the Bank’s holding company possessing 30% or more of the total voting power of the stock of the Bank or the Bank’s holding company; or
(ii)
the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank or the Bank’s holding company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or the Bank’s holding company, as applicable; or
(iii)
the date a majority of the members of the Board of Directors of the Bank or the Board of Directors of the Bank’s holding company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of the appointment or election; or
(iv)
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or the Bank’s holding company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Bank or the Bank’s holding company, as applicable, immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5) and no Change in Control shall be deemed to have occurred for purposes of this Agreement if such event would not be a considered a “change in control event” under Section 409A.

(b)
From and after the occurrence of a Change in Control, the Bank shall pay all reasonable legal fees and expenses incurred by the Executive seeking to obtain or enforce any right or benefit provided by this Agreement promptly from time to time, at the Executive’s request, as such fees and expenses are incurred; and the Executive shall be under no obligation to reimburse the Bank for any such fees and expenses regardless of whether the Executive was successful in seeking to obtain or enforce any right or benefit provided by this Agreement. The Bank’s obligation in this regard shall continue until such time as a final determination (including any appeals) is made with respect to the proceedings; provided, however, that such proceedings must commence prior to the expiration of any applicable statute of limitations and payment of such reimbursements must be made as soon as feasible following the date the Executive submits verification of the expenses incurred but not later than the last day of the Executive’s taxable year following the taxable year in which the expenses are incurred. The Executive’s right to payment of legal fees and expenses hereunder shall not be subject to liquidation or exchange for another benefit, and the amount of fees and expenses eligible for reimbursement in one taxable year of the Executive shall not affect the expenses eligible for reimbursement in any other taxable year.
(c)
If, immediately prior to the occurrence of a Change in Control, Executive is employed, age 60 or over and has not reached Full Vesting Date, Executive shall be deemed to have reached the Full Vesting Date as of the date of the Change in Control.
(d)
Upon the occurrence of a Change in Control, if any benefit payable to Executive under this Agreement would be an excess parachute payment as defined in Code Section 280G, the benefit payable to the Executive under this Agreement shall be reduced to the extent necessary to avoid the benefit being an excess parachute payment; provided, however, it shall only be reduced to the extent necessary after reduction of benefits under the Executive’s applicable employment, change in control or severance agreement.
6.
Forfeiture of Benefits.

Notwithstanding anything to the contrary in this Agreement, the obligation of the Bank to commence or, if applicable, to continue payment of any benefits hereunder shall cease and all or any remaining payments, as the case may be, shall be forfeited if the Executive breaches any restrictive covenants concerning non-competition, non-solicitation of customers and/or non-solicitation of employees under any employment, change in control or severance agreement in effect between the Executive and the Bank or any of its affiliates.

7.
Employment of the Executive; Other Agreements. The benefits provided for herein for the Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of the Executive in any manner whatsoever. No provision or condition contained in this Agreement shall create specific employment rights of the Executive or limit the right of the Bank or any affiliate thereof to discharge the Executive, for any or for no reason. Except as otherwise expressly provided therein, nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of the Bank’s compensation structure, whether now or hereinafter existing.
8.
Leave of Absence. In the event the Executive takes an approved leave of absence, the Executive shall still be considered to be in the employ of the Bank for purposes of this Agreement; provided, however, that the Executive shall be deemed to have experienced a Separation from Service if such leave of absence exceeds six (6) months or the Executive fails to return to work following the expiration of the approved period for such leave.
9.
Withholding.
(a)
All benefits hereunder shall be subject to all applicable taxes and withholdings. The Executive is responsible for payment of all taxes applicable to the benefits paid or provided to the Executive under this Agreement, including federal and state income tax withholding, except that the Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Section 409A and all employment (including FICA) taxes due to be paid by the Bank pursuant to Section 3121(v) of the Code and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder that are no longer subject to vesting). The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all legally required reporting requirements, including those under Section 409A. The Executive agrees that appropriate amounts for any such withholdings, including FICA taxes, may be deducted from the payments due under this Agreement or other payments due to the Executive by the Bank or any affiliate thereof to satisfy the employee portion of such obligations. If insufficient cash wages are available or if the Executive so desires, the Executive may remit payment in cash for the withholding amounts.
(b)
Notwithstanding any other provision in this Agreement to the contrary, payment under this Agreement may be accelerated by the Bank, in its sole discretion, to pay, where applicable, the FICA taxes under Sections 3101, 3121(a), and 3121(v)(2) of the Code (the “Tax Obligations”) that may be imposed on amounts deferred pursuant to this Agreement prior to the time that such amounts are paid or made available to the Executive and to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of an accelerated payment of the Tax Obligations and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 wages and taxes (the “Income Tax Obligations”). Accelerated payments pursuant to this Section 10(b) shall not exceed the amount of the Tax Obligations and Income Tax Obligations and shall be made as a payment directly to the applicable taxing authority pursuant to the applicable withholding provisions. Any accelerated payments pursuant to this Section 10(b) shall reduce the benefit provided to the Executive pursuant to this Agreement.
10.
Section 409A.
(a)
Purpose. It is intended that compensation paid or delivered to the Executive pursuant to this Agreement shall be paid in compliance with Section 409A. However, the Bank does not warrant to the Executive that all amounts paid to the Executive hereunder will be exempt from, or paid in compliance with, Section 409A. The Executive understands and agrees that he bears the entire risk of any adverse federal, state or local tax consequences and penalty taxes that may result from payment of compensation for his services on a basis contrary to the provisions of Section 409A or comparable provisions of any applicable state or local income tax laws.
(b)
Interpretive Rules. In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. This Agreement shall be administered, construed, and interpreted in a manner to comply with Section 409A. Specifically, and without limiting the foregoing, if any terms set forth in this Agreement are considered to be ambiguous, such terms shall be administered, construed, and interpreted in a manner to comply with Section 409A.
(c)
Specified Employee. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined under Section 409A) of the Bank as of the date of his Separation from Service, and if any payments provided for in this Agreement constitute a “deferral of compensation” within the meaning of Section 409A and cannot be paid on account of the Executive’s Separation from Service in the manner provided herein without subjecting the Executive to additional tax, interest or penalties under Section 409A, then any such payment that is otherwise payable during the first six months following the Executive’s Separation from Service shall be paid to the Executive in a lump sum on the first business day of the seventh calendar month immediately following the month in which his Separation from Service occurs.
11.
Miscellaneous Provisions.
(a)
Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.
(b)
Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular. The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations. The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated. When used in relation to employment, the terms “discharge” and “terminate” (and variations thereof) shall mean a Separation from Service.
(c)
Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation, and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
(d)
Governing Law. This Agreement is made in the State of Michigan and shall be governed in all respects and construed in accordance with the laws of the State of Michigan, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.
(e)
Binding Effect. This Agreement is binding on the parties and their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of the Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of the Bank. This Agreement may not be assigned by any party without the prior written consent of each other party hereto.
(f)
No Trust. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank and the Executive, the Executive’s Beneficiary or any other person.
(g)
Assignment of Rights. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Executive or any beneficiary of the Executive; nor shall the Executive or any beneficiary of the Executive have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to setoff for debts owed by the Executive to the Bank if and to the extent permitted by Section 409A.
(h)
Entire Agreement. This Agreement (together with its exhibits, which are incorporated herein by reference) constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

(i)
Notice. Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:	ChoiceOne Bank
19 E. Division St
Sparta, MI 49345
Attn: Chief Financial Officer

Executive:	Kelly Potes
[Address]

(j)
Non-waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right. No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.
(k)
Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe the provisions hereof.
(l)
Amendment. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The Bank or any successor thereto reserves the right at any time to modify or amend or terminate this Agreement at any time, subject to the consent of the Executive. Notwithstanding the foregoing, the Bank may terminate this Agreement in connection with an event constituting a Change in Control and pay to the Executive a lump sum that is the Actuarial Equivalent (as defined below) of the value of the vested benefits due to the Executive if the Bank determines that such payment of the benefits will not constitute an impermissible acceleration of payments under one of the exceptions provided in Treasury Regulations Section 1.409A-3(j)(4)(ix), or any successor regulations or guidance. In such an event, payment of the lump sum amount shall be made at the earliest date permitted under such guidance. For purposes of this Section 12(l), the term “Actuarial Equivalent” shall mean a lump sum amount having the same value as the installment payments in which the Executive is vested at the time of the Agreement’s termination using an interest rate assumption of five percent (5%).

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement, effective as of the Effective Date.

BANK:

ChoiceOne Bank

By

Its

Date:

EXECUTIVE:

Kelly Potes

Date:

EXHIBIT A

KELLY POTES

“Full Vesting Date” = February 11, 2029

“Payment Commencement Date” = The later of the first business day of the month following the month in which the Executive attains age seventy (70) (February 11, 2032) or the first business day of the month following the month in which the Executive experiences a Separation from Service from the Bank and its affiliates.

“Full Benefit” = $100,000

“Limited Benefit” – Determined by reference to the following table:

Year	Limited Benefit
On or after December 31, 2026	$25,000
On or after December 31, 2027	$50,000
On or after December 31, 2028	$75,000
On February 11, 2029 and thereafter	$100,000

The undersigned Executive hereby acknowledges that he has reviewed this Exhibit A to the Supplemental Executive Retirement Benefits Agreement and that the information set forth in this Exhibit A is true and correct in all material respects.

Kelly Potes

Date

EXHIBIT B

DESIGNATION OF BENEFICIARY FORM

under the

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

Pursuant to Section 2(d) of the Supplemental Executive Retirement Benefits Agreement (the “Agreement”), I, Kelly Potes, hereby designate the beneficiary(ies) listed below to receive any benefits under the Agreement that may be due following my death. This designation shall replace and revoke any prior designation of beneficiary(ies) made by me under the Agreement.

Full Name(s), Address(es) and Social Security Number(s) of Primary Beneficiary(ies)*:

*If more than one beneficiary is named above, the beneficiaries will share equally in any benefits, unless you have otherwise provided above. Further, if you have named more than one beneficiary and one or more of the beneficiaries is deceased at the time of your death, any remaining beneficiary(ies) will share equally, unless you have provided otherwise above. If no primary beneficiary survives you, then the contingent beneficiary designated below will receive any benefits due upon your death. In the event you have no designated beneficiary upon your death, any benefits due will be paid to your estate. In the event that you are naming a beneficiary that is not a person, please provide pertinent information regarding the designation.

Full Name, Address and Social Security Number of Contingent Beneficiary:

Date
Kelly Potes

Accepted:	ChoiceOne Bank

Date	By:

Its: